Exhibit 99.1

Ocwen Financial Corporation®

OCWEN FINANCIAL ANNOUNCES FULL YEAR AND FOURTH QUARTER 2023 RESULTS

●	Net loss of $64 million for 2023, driven by $89 million reduction in unrealized MSR value change due to rates and assumptions, net of hedge

●	Adjusted pre-tax income of $49 million for 2023, driven by strong servicing performance

●	Achieved GAAP operating expense reduction over $120 million, or 23%, compared to 2022

●	Total liquidity of $242 million as of December 31, 2023, an increase of 10% over December 31, 2022

West Palm Beach, FL – (February 27, 2024) – Ocwen Financial Corporation (NYSE: OCN) (“Ocwen” or the “Company”), a leading non-bank mortgage servicer and originator, today announced its full year and fourth quarter 2023 results and provided a business update.

The Company reported GAAP net loss of $47 million for the fourth quarter with an adjusted pre-tax income of $11 million (see “Note Regarding Non-GAAP Financial Measures” below).

Glen A. Messina, Chair, President and CEO of Ocwen, said, “In the fourth quarter we delivered another sequential quarter increase in adjusted pre-tax income, driven by our servicing segment, culminating in strong full year 2023 results in terms of both adjusted pre-tax income and adjusted ROE. Our industry-leading servicing cost and operating performance, combined with our special servicing capabilities, positioned us to execute on opportunistic asset management transactions that were accretive to earnings. Originations delivered year-over-year growth in average total servicing and subservicing UPB and responded to depressed industry volume levels by reducing expenses and increasing the volume mix of higher-margin products, while maintaining disciplined MSR investing. In an effort to address the impact of interest rate volatility on GAAP earnings, we increased our target MSR hedge coverage ratio throughout the year, currently at 100%, and continue to optimize our hedging strategy.”

Messina continued, “Our strong growth in adjusted pre-tax income in 2023 reflects the successful execution of our strategic priorities and demonstrates the strength of our enterprise and resilience of our team. I believe our balanced and diversified business, anchored by our best-in-class servicing platform and broad originations capabilities, positions us to deliver strong results in 2024 and beyond.”

Additional Full Year 2023 and Fourth Quarter 2023 Operating and Business Highlights

●	Increased number of MSR capital partners in FY 2023 vs. FY 2022 from three to five

●	Leveraged special servicing and asset management capabilities to execute accretive asset recovery transaction in Q2 2023

●	Grew FY 2023 average servicing UPB to $292 billion, an increase of over $10 billion from FY 2022

●	Achieved Fannie Mae’s 2023 STAR Performer recognition for servicing excellence for third consecutive year

●	Increased percentage of MSR originations coming from higher margin products from 21% in 2022 to 39% in 2023

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●	Retired $15 million in senior secured notes in 2023; received Board approval to retire up to an additional $40 million in senior secured notes in 2024

●	Reduced legacy MSR servicing advances by 14% compared to December 31, 2022

●	Book value per share of $52 as of December 31, 2023

Webcast and Conference Call

Ocwen will hold a conference call on Tuesday, February 27, 2024, at 8:30 a.m. (ET) to review the Company’s fourth quarter and full year 2023 operating results and to provide a business update. A live audio webcast and slide presentation for the call will be available by visiting the Shareholder Relations page at www.ocwen.com. Participants can access the conference call by dialing (888) 886-7786 or (416) 764-8658 approximately 10 minutes prior to the call. A replay of the conference call will be available via the website approximately two hours after the conclusion of the call and will remain available for approximately 15 days.

About Ocwen Financial Corporation

Ocwen Financial Corporation (NYSE: OCN) is a leading non-bank mortgage servicer and originator providing solutions through its primary brands, PHH Mortgage and Liberty Reverse Mortgage. PHH Mortgage is one of the largest servicers in the country, focused on delivering a variety of servicing and lending programs. Liberty is one of the nation’s largest reverse mortgage lenders dedicated to education and providing loans that help customers meet their personal and financial needs. We are headquartered in West Palm Beach, Florida, with offices and operations in the United States, the U.S. Virgin Islands, India and the Philippines, and have been serving our customers since 1988. For additional information, please visit our website (www.ocwen.com).

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by a reference to a future period or by the use of forward-looking terminology. Forward-looking statements are typically identified by words such as “expect”, “believe”, “foresee”, “anticipate”, “intend”, “estimate”, “goal”, “strategy”, “plan” “target” and “project” or conditional verbs such as “will”, “may”, “should”, “could” or “would” or the negative of these terms, although not all forward-looking statements contain these words, and includes statements in this press release regarding our growth opportunities. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Readers should bear these factors in mind when considering such statements and should not place undue reliance on such statements.

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Forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. In the past, actual results have differed from those suggested by forward looking statements and this may happen again. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the potential for ongoing disruption in the financial markets and in commercial activity generally as a result of geopolitical events, changes in monetary and fiscal policy, and other sources of instability; the impacts of inflation, employment disruption, and other financial difficulties facing our borrowers; the impact of recent failures and re-organization of banking institutions and continued uncertainty in the banking industry; our ability to timely reduce operating costs, or generate offsetting revenue, in proportion to the industry-wide decrease in originations activity; the impact of cost-reduction initiatives on our business and operations; the amount of senior debt or common stock or that we may repurchase under any repurchase programs, the timing of such repurchases, and the long-term impact, if any, of repurchases on the trading price of our securities or our financial condition; breach or failure of Ocwen’s, our contractual counterparties’, or our vendors’ information technology or other security systems or privacy protections, including any failure to protect customers’ data, resulting in disruption to our operations, loss of income, reputational damage, costly litigation and regulatory penalties; our reliance on our technology vendors to adequately maintain and support our systems, including our servicing systems, loan originations and financial reporting systems, and uncertainty relating to our ability to transition to alternative vendors, if necessary, without incurring significant cost or disruption to our operations; our ability to interpret correctly and comply with current or future liquidity, net worth and other financial and other requirements of regulators, the Federal National Mortgage Association (Fannie Mae), and Federal Home Loan Mortgage Corporation (Freddie Mac) (together, the GSEs), and the Government National Mortgage Association (Ginnie Mae), as well as those set forth in our debt and other agreements, including our ability to identify and implement a cost-effective response to Ginnie Mae’s risk-based capital requirements that take effect in late 2024; the extent to which MAV, other transactions and our enterprise sales initiatives will generate additional subservicing volume, and result in increased profitability; MAV’s continued ownership of its MSR portfolio after May 2024, and any impact on our subservicing income as a result of the sale of MAV’s MSRs; the future of our long-term relationship with Rithm Capital Corp. (Rithm); the timing and amount of presently anticipated forward and reverse loan boarding; our ability to close acquisitions of MSRs and other transactions, including the ability to obtain regulatory approvals; our ability to grow our reverse servicing business; our ability to retain clients and employees of acquired businesses, and the extent to which acquisitions and our other strategic initiatives will contribute to achieving our growth objectives; the adequacy of our financial resources, including our sources of liquidity and ability to sell, fund and recover servicing advances, forward and reverse whole loans, future draws on existing reverse loans, and HECM and forward loan buyouts and put backs, as well as repay, renew and extend borrowings, borrow additional amounts as and when required, meet our MSR or other asset investment objectives and comply with our debt agreements, including the financial and other covenants contained in them; increased servicing costs based on increased borrower delinquency levels or other factors; uncertainty related to past, present or future claims, litigation, cease and desist orders and investigations regarding our servicing, foreclosure, modification, origination and other practices brought by government agencies and private parties, including state regulators, the Consumer Financial Protection Bureau (CFPB), State Attorneys General, the Securities and Exchange Commission (SEC), the Department of Justice or the Department of Housing and Urban Development (HUD); scrutiny of our compliance with COVID-19-related rules and regulations, including requirements instituted by state governments, the GSEs, Ginnie Mae and regulators; the reactions of key counterparties, including lenders, the GSEs and Ginnie Mae, to our regulatory engagements and litigation matters; increased regulatory scrutiny and media attention; any adverse developments in existing legal proceedings or the initiation of new legal proceedings; our ability to effectively manage our regulatory and contractual compliance obligations; our ability to comply with our servicing agreements, including our ability to comply with the requirements of the GSEs and Ginnie Mae and maintain our seller/servicer and other statuses with them; our ability to fund future draws on existing loans in our reverse mortgage portfolio; our servicer and credit ratings as well as other actions from various rating agencies, including any future downgrades; as well as other risks and uncertainties detailed in our reports and filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2022 and, when available, for the year ended December 31, 2023. Anyone wishing to understand Ocwen’s business should review our SEC filings. Our forward-looking statements speak only as of the date they are made and, we disclaim any obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise.

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Note Regarding Non-GAAP Financial Measures

This press release contains references to adjusted pre-tax income (loss), a non-GAAP financial measure.

We believe this non-GAAP financial measure provides a useful supplement to discussions and analysis of our financial condition, because it is a measure that management uses to assess the financial performance of our operations and allocate resources. In addition, management believes that this presentation may assist investors with understanding and evaluating our initiatives to drive improved financial performance. Management believes, specifically, that the removal of fair value changes of our net MSR exposure due to changes in market interest rates and assumptions provides a useful, supplemental financial measure as it enables an assessment of our ability to generate earnings regardless of market conditions and the trends in our underlying businesses by removing the impact of fair value changes due to market interest rates and assumptions, which can vary significantly between periods. However, this measure should not be analyzed in isolation or as a substitute to analysis of our GAAP pre-tax income (loss) nor a substitute for cash flows from operations. There are certain limitations to the analytical usefulness of the adjustments we make to GAAP pre-tax income (loss) and, accordingly, we use these adjustments only for purposes of supplemental analysis. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Ocwen’s reported results under accounting principles generally accepted in the United States. Other companies may use non-GAAP financial measures with the same or similar titles that are calculated differently to our non-GAAP financial measures. As a result, comparability may be limited. Readers are cautioned not to place undue reliance on analysis of the adjustments we make to GAAP pre-tax income (loss).

Notables

Beginning with the three months ended March 31, 2023, for purposes of calculating Income Statement Notables and Adjusted Pre-Tax Income, we changed the methodology used to calculate MSR Valuation Adjustments due to rates and assumption changes to use a runoff calculation that reflects the actual runoff of the fair value of the MSR instead of the realization of expected cash flows (the prior methodology). We made this change because reporting on the actual runoff of the MSR fair value provides an additional supplemental piece of information for investors to assess this fair value runoff in addition to realization of expected cash flows (which are still provided in the financial statements), and this supplemental piece of information mirrors the way that management assesses the performance of our Servicing segment and the owned MSR portfolio. MSR Valuation Adjustments for the fourth quarter and fiscal year 2022 have been revised from prior presentations to reflect the methodology we adopted during the first quarter of 2023.

In the table below, we adjust GAAP pre-tax income (loss) for the following factors: MSR valuation adjustments, expense notables, and other income statement notables. MSR valuation adjustments are comprised of changes to Forward MSR and Reverse mortgage valuations due to rates and assumption changes. Expense notables include significant legal and regulatory settlement expenses, expense recoveries, severance and retention costs, LTIP stock price changes, consolidation of office facilities and other expenses (such as costs associated with strategic transactions). Other income statement notables include non-routine transactions that are not categorized in the above.

(Dollars in millions)		FY’23	FY’22	Q4’23	Q3’23	Q4’22
I	Reported Net Income (Loss)	(64)	26	(47)	8	(80)
	Income Tax Benefit (Expense)	(6)	1	(2)	(1)	(1)
II	Reported Pre-Tax Income (Loss)	(58)	25	(46)	10	(79)
	Forward MSR Valuation Adjustments due to rates and assumption changes, net(a)(b)(c)	(121)	151	(64)	13	(72)
	Reverse Mortgage Fair Value Change due to rates and assumption changes (b)(d)	(3)	(48)	13	(12)	4
III	Total MSR Valuation Adjustments due to rates and assumption changes, net	(124)	103	(51)	0	(68)
	Significant legal and regulatory settlement expenses	21	7	(3)	(3)	(1)
	Expense recoveries	-	4	-	-	(0)
	Severance and retention (e)	(7)	(19)	(2)	(0)	(6)
	LTIP stock price changes (f)	3	6	(1)	2	(6)
	Office facilities consolidation	0	(4)	0	0	(1)
	Other expense notables (g)	2	1	1	1	1
A	Total Expense Notables	18	(5)	(5)	(1)	(13)
B	Other Income Statement Notables (h)	(1)	(3)	(1)	0	(1)
IV	Total Other Notables [A + B]	17	(9)	(5)	(0)	(14)
V	Total Notables (i) [III + IV]	(107)	94	(56)	(0)	(83)
VI	Adjusted Pre-tax Income (Loss) [II – V]	49	(70)	11	10	4

(a)	MSR Valuation Adjustments that are due to changes in market interest rates, valuation inputs or other assumptions, net of overall fair value gains / (losses) on MSR hedge, including FV changes of Pledged MSR liabilities associated with MSR transferred to MAV, RITM and others and ESS financing liabilities that are due to changes in market interest rates, valuation inputs or other assumptions, a component of MSR valuation adjustment, net. The adjustment does not include valuation gains on MSR purchases of $2.6M for Q4’22, $9.9M for FY’22 and $1.9M for FY’23.

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(b)	The changes in fair value due to market interest rates were measured by isolating the impact of market interest rate changes on the valuation model output as provided by our third-party valuation expert.

(c)	Beginning with the three months ended March 31, 2023, for purposes of calculating Income Statement Notables and Adjusted Pre-Tax Income, we changed the methodology used to calculate MSR Valuation Adjustments due to rates and assumption changes to exclude actual-to-model variances of realization of cash flows, or runoff. The presentation of past periods has been conformed to the current presentation. If we had used the methodology employed prior to Q1’23, Forward MSR Valuation Adjustments due to rates and assumption changes, net would have been $(65)M for Q4’22, $16M for Q3’23, $(61)M for Q4’23, $130M for FY’22 and $(97)M for FY’23; Adjusted PTI (Loss) would have been $(3)M in Q4’22, $7M in Q3’23, $8M in Q4’23, $(49)M in FY’22 and $25M in FY’23. See Note regarding Non-GAAP Financial Measures for more information.

(d)	FV changes of loans HFI and HMBS related borrowings due to market interest rates and assumptions, a component of gain on reverse loans held for investment and HMBS-related borrowings, net.

(e)	Severance and retention due to organizational rightsizing or reorganization.

(f)	Long-term incentive program (LTIP) compensation expense changes attributable to stock price changes during the period.

(g)	Includes costs associated with but not limited to rebranding, MAV upsize and other strategic initiatives.

(h)	Contains non-routine transactions including but not limited to gain on debt extinguishment, early asset retirement, and fair value assumption changes on other investments recorded in other income/expense.

(i)	Certain previously presented notable categories with nil numbers for each period shown have been omitted.

Condensed Consolidated Balance Sheet

Assets ($ in millions)	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022
Cash and cash equivalents	$201.6	$194.0	$208.0
Restricted cash	53.5	71.8	66.2
Mortgage servicing rights (MSRs), at fair value	2,272.2	2,859.8	2,665.2
Advances, net	678.8	564.6	718.9
Loans held for sale	677.3	948.3	622.7
Loans held for investment, at fair value	7,975.5	7,783.5	7,510.8
Receivables, net	154.8	164.7	180.8
Investment in equity method investee	37.8	39.5	42.2
Premises and equipment, net	13.1	16.1	20.2
Other assets	449.2	369.3	364.2
Total Assets	$12,513.7	$13,011.7	$12,399.2

Liabilities & Stockholders’ Equity ($ in millions)	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022
Home Equity Conversion Mortgage-Backed Securities (HMBS) related borrowings, at fair value	$7,797.3	$7,613.6	$7,326.8
Other financing liabilities, at fair value	900.0	1,380.3	1,137.4
Advance match funded liabilities	499.7	403.0	513.7
Mortgage loan financing facilities	710.6	1,034.7	702.7
MSR financing facilities, net	916.2	901.7	953.8
Senior notes, net	595.8	594.1	599.6
Other liabilities	692.3	639.2	708.5
Total Liabilities	$12,111.9	$12,566.6	$11,942.5
Total Stockholders’ Equity	$401.8	$445.1	$456.7
Total Liabilities and Stockholders’ Equity	$12,513.7	$13,011.7	$12,399.2

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Condensed Consolidated Statement of Operations

($ in millions)	Dec 31, 2023	Dec 31, 2022
Revenue
Servicing and subservicing fees	$947.3	$862.6
Gain (loss)on reverse loans held for investment and HMBS-related borrowings, net	46.7	36.1
Gain on loans held for sale, net	40.6	22.0
Other revenue, net	32.0	33.2
Total Revenue	1,066.7	953.9
MSR Valuation Adjustments, net	(232.2)	(10.4)

Operating Expenses
Compensation and benefits	229.2	289.4
Servicing and origination	57.3	64.9
Technology and communication	52.5	57.9
Professional services	22.3	49.3
Occupancy, equipment and mailing	31.8	41.8
Other expenses	19.0	29.1
Total Operating Expenses	412.1	532.4

Other Income (Expense)
Interest income	78.0	45.6
Interest expense	(273.6)	(186.0)
Pledged MSR liability expense	(296.3)	(255.0)
Earnings of equity method investee	1.3	0.9
Gain on extinguishment of debt	7.3	18.5
Other, net	2.8	(10.2)
Total Other Income (Expense), net	(480.5)	(386.2)

Income (loss) before income taxes	(58.1)	24.9
Income tax expense (benefit)	5.6	(0.8)
Net Income (loss)	$(63.7)	$25.7
Basic EPS	$(8.34)	$2.97
Diluted EPS	$(8.34)	$2.85

For Further Information Contact:

Dico Akseraylian, SVP, Corporate Communications

(856) 917-0066

mediarelations@ocwen.com

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